UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016

TOKAI PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 6th Floor Boston, Massachusetts	02109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 225-4305

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2016, Tokai Pharmaceuticals, Inc. (“Tokai” or the “Company”), Otic Pharma, Ltd., a private limited company organized under the laws of the State of Israel (“Otic”), and the shareholders of Otic named therein (the “Selling Shareholders”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Share Purchase Agreement, each Selling Shareholder agreed to sell to Tokai, and Tokai agreed to purchase from each Selling Shareholder, all of the ordinary and preferred shares of Otic (the “Otic Shares”) owned by such Selling Shareholder (the “Transaction”).

The Selling Shareholders own 100% of the outstanding Otic Shares and following the consummation of the Transaction, Otic will become a wholly owned subsidiary of Tokai.

Subject to the terms and conditions of the Share Purchase Agreement, it is currently anticipated that at the closing of the Transaction, the Selling Shareholders will collectively receive approximately 32,172,209 shares of Tokai’s common stock. Also in connection with the Transaction, Tokai will assume the (i) outstanding stock option awards of Otic, and (ii) outstanding warrants of Otic, each of which will be adjusted to reflect the exchange ratio for the Transaction. Immediately following the closing of the Transaction, the Selling Shareholders are expected to own approximately 60% of the outstanding common stock of Tokai.

Each of Tokai, Otic and the Selling Shareholders has agreed to customary representations, warranties and covenants in the Share Purchase Agreement including, among others, covenants relating to (1) using commercially reasonable efforts to obtain the requisite approvals of the stockholders of Tokai to the Tokai Voting Proposal described below, (2) non-solicitation of competing acquisition proposals by each of Tokai and Otic, (3) Tokai using commercially reasonable efforts to maintain the existing listing of the Company’s common stock on The NASDAQ Stock Market, Inc. (“NASDAQ”), and (4) Tokai’s and Otic’s conduct of their respective businesses during the period between the date of signing the Share Purchase Agreement and the closing of the Transaction.

Consummation of the Transaction is subject to certain closing conditions, including, among other things, (1) approval by the stockholders of Tokai in accordance with applicable NASDAQ rules of the issuance of the shares of the Company’s common stock in the Transaction (the “Tokai Voting Proposal”), (2) the absence of any order or injunction preventing the consummation of the Transaction or any legal requirement that makes the consummation of the Transaction illegal, (3) the approval by NASDAQ of the NASDAQ Listing Application—For Companies Conducting a Business Combination that Results in a Change of Control with respect to the shares of Tokai common stock to be issued in connection with the Transaction and (4) obtaining certain governmental authorizations or consents, including certain Israeli tax rulings. Each party’s obligation to consummate the Transaction is also subject to other specified customary conditions, including (1) the representations and warranties of the other party being true and correct as of the date of the Share Purchase Agreement and as of the closing date of the Transaction, generally subject to an overall material adverse effect qualification, and (2) the performance in all material respects by the other party of its obligations under the Share Purchase Agreement. The Share Purchase Agreement contains certain termination rights for both Tokai and Otic, and further provides that, upon termination of the Share Purchase Agreement under specified circumstances, Tokai may be required to pay Otic a termination fee of $1 million, or Otic may be required to pay Tokai a termination fee of $1.5 million.

The Share Purchase Agreement contains a lock-up covenant from the Selling Shareholders, which provides that for 180 days following the closing of the Transaction, no Selling Shareholder shall offer, sell, or otherwise dispose of, directly or indirectly, any securities of Tokai, or otherwise enter into a transaction that would have similar effect.

Under the Share Purchase Agreement, the Company has agreed that promptly following the closing of the Transaction, it will take all action necessary to fix the number of members of the Board of Directors of Tokai at seven; to cause to be elected to the Board of Directors of Tokai four persons identified by Otic, who are each reasonably acceptable to the Company; and to cause (i) the resignations of three members of the Board of Directors of Tokai or (ii) the resignations of four members of the Board of Directors of Tokai, and the election of one person identified by Tokai, who is reasonably acceptable to Otic. In addition, the Company has agreed to take all action necessary to cause the persons identified by Otic to be appointed as executive officers of the Company.

In connection with the Transaction, Tokai will change its name to OticPharma, Inc., subject to the consummation of the Transaction. In addition, if necessary, Tokai may seek stockholder approval to effect a reverse split of Tokai common stock at a ratio to be determined by Tokai, which is intended to ensure that the listing requirements of NASDAQ are satisfied.

Also in connection with the Share Purchase Agreement, the officers and directors of the Company and certain entities affiliated with Apple Tree Partners holding in the aggregate approximately 36.3% of the outstanding common stock of Tokai as of the date of the Stock Purchase Agreement have each entered into a support agreement in favor of Otic (collectively, the “Support Agreements”). The Support Agreements place certain restrictions on the transfer of the shares of Tokai common stock held by the respective signatories thereto and covenants on the voting of such shares in favor of approving the Tokai Voting Proposal and against any actions that could adversely affect the consummation of the Transaction.

In addition, Tokai has entered into commitment letters with Otic and certain purchasers set forth therein under which the purchasers have agreed to invest up to $7,000,000 of new capital in Otic and/or Tokai prior to or upon the closing of the Transaction. Up to $4,000,000 of this amount will be invested in Tokai through the purchase of 3,603,603 shares of Tokai common stock at a price of $1.11 per share pursuant to a stock purchase agreement, substantially in the form attached to the commitment letter, to be entered into by the Company, such purchasers, and potentially other third parties (the “Commitment Letter”).    The stock purchase agreement will be executed and delivered on or prior to January 31, 2017 and will provide for the purchase and sale of the Company’s common stock to occur at the time of the closing of the Transaction. The remaining $3,000,000 will be invested in Otic prior to the closing of the Transaction through the exercise of outstanding warrants.

The foregoing description of the (i) Share Purchase Agreement and the Transaction, (ii) the Support Agreements and (iii) the Commitment Letter, and the transactions contemplated thereby, in each case, do not purport to be complete and are qualified in their entirety by reference to the Share Purchase Agreement, which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference, to the Support Agreement, which is filed as Exhibit 10.1 hereto and which is incorporated herein by reference, and to the Commitment Letter, which is filed as Exhibit 10.2 hereto and which is incorporated herein by reference. The Share Purchase Agreement, the Support Agreement and the Commitment Letter have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about Tokai, Otic, the Selling Shareholders or their respective subsidiaries and affiliates. The Share Purchase Agreement contains representations and warranties by Otic and the Selling Shareholders, on the one hand, and by Tokai, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered by each party in connection with the signing of the Share Purchase Agreement, certain representations and warranties in the Share Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Selling Shareholders and Otic. Accordingly, the representations and warranties in the Share Purchase Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Share Purchase Agreement, which subsequent information may or may not be fully reflected in Tokai’s public disclosures.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The shares of common stock of Tokai to be issued to the Selling Shareholders pursuant to the Share Purchase Agreement will be issued pursuant to exemptions from registration provided by Section 4(a)(2) and/or the private offering safe harbor provisions of Regulation D of the Securities Act and/or Regulation S of the Securities Act, based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) investment representations obtained from the Selling Shareholders, including with respect to their status as an accredited investors or not a “U.S. person”, (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates or book-entry notations reflecting the securities.

Additional Information about the Transaction and Where to Find It

In connection with the proposed Transaction, Tokai intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement will be sent to stockholders of Tokai seeking their approval of the Tokai Voting Proposal, and potentially, of an amendment to Tokai’s Certificate of Incorporation to effect a reverse split of its common stock and the issuance of shares of its common stock under the Stock Purchase Agreement in accordance with applicable NASDAQ rules. Investors and stockholders of Tokai are urged to read these materials when they become available because they will contain important information about Tokai, Otic, and the proposed Transaction and related transactions. The Proxy Statement, any amendments or supplements thereto (when they become available) and other documents filed by Tokai with the SEC may be obtained free of charge through the SEC web site at www.sec.gov. They may also be obtained for free by directing a written request to: Tokai Pharmaceuticals, Inc., 255 State Street, 6th Floor, Boston, Massachusetts, 02109, Attention: Chief Financial Officer and Chief Operating Officer.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under or applicable exemption from the securities laws of any such jurisdiction.

Participants in the Solicitation

Tokai, Otic and each of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Tokai in connection with the Tokai Voting Proposal. Information regarding the interests of these directors and executive officers in the proposed transaction described herein will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Tokai is included in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 29, 2016, and is supplemented by other public filings made, and to be made, with the SEC by Tokai.

Item 8.01 Other Events

On December 22, 2016, Tokai issued a joint press release with Otic announcing that the companies and the shareholders of Otic have entered into the Share Purchase Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOKAI PHARMACEUTICALS, INC.

Date: December 22, 2016	By:	/s/ John S. McBride
John S. McBride
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Share Purchase Agreement dated as of December 21, 2016 by and among Tokai, Otic Pharma, Ltd. and shareholders of Otic Pharma, Ltd. named therein.

10.1	Support Agreement dated as of December 21, 2016 entered into by and among Tokai, Otic and certain stockholders of Tokai.

10.2	Commitment Letter dated as of December 21, 2016 entered into by and among Tokai, Otic and certain purchasers named therein.

99.1	Joint Press Release dated December 22, 2016.

*	All Schedules to the Share Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any schedules to the Securities and Exchange Commission upon request.